Exhibit 99.1

Feihe International Hosts Media Conference in
Beijing to Discuss Sale of Dairy Farms

BEIJING and LOS ANGELES, August 4, 2011 /PRNewswire Asia-FirstCall/ -- Feihe International, Inc. (NYSE: ADY; "Feihe International" or the "Company") (formerly known as American Dairy, Inc.), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, held a media conference in Beijing, China to announce that the Company has entered into an Equity Purchase Agreement (the “Agreement”) with Haerbin City Ruixinda Investment Company Ltd. (the “Purchaser”) to sell all of its equity interests of Heilongjiang Feihe Kedong Feedlots Co., Limited and Heilongjiang Feihe Gannan Feedlots Co., Limited for an aggregate purchase price of approximately US$131.8 million.

Mr. Leng You Bin, the Company's Chairman and Chief Executive Officer, stated, “We are extremely excited to be the first infant formula company in China to have introduced a vertical integration model.  With China’s dairy industry maturing, we believed it was important to ensure the quality of our infant formula products by controlling the source and quality of the raw milk, including the feeding forage used for cows that produce the milk.  In 2007, the Company began construction of two world-class demonstration dairy farms, serving as a model for modern dairy farming in China.  The Company also ensured that the feed the Company purchased for its dairy cows met and exceeded international standards.”

Mr. Leng continued, “This transaction is a special milestone for the Company.  Our long history of commitment to quality has allowed our products to avoid the many dairy scandals in China, and this commitment is also demonstrated by our construction of safe and secure dairy farms.  With an agreement to sell our dairy farms to a party obligated to maintain the quality standards we have established and to exclusively source milk to us, the first phase of our strategy will be complete.  We are now in a position to move forward in the coming years to focus on our core business of infant formula manufacturing, sales and marketing through improving R&D, marketing, channel distribution, customer service, and brand equity to enhance our long-term leadership position within China’s infant formula industry.”

The Company announced Monday, August 1, 2011 that the Company had entered into the Agreement for an aggregate purchase price of approximately US$131.8 million, comprised of approximately US$17.8 million in cash and six equal quarterly deliveries of raw milk or cash in an aggregate value of approximately US$114.0 million.  Under the Agreement, the Company will specify the feeding forage and feeding methods to ensure the quality of the raw milk that the Company receives.  Furthermore, the Company would have exclusive rights to raw milk supplied by the dairy farms for an unlimited time period.

Mr. Liu Hua, the Company's Vice Chairman and Chief Financial Officer, stated, “The investments the Company has made towards a vertically integrated system have proven successful.  With the sale of the dairy farms, the Company will maintain its access to high quality raw milk and improve its liquidity, providing flexibility to focus on increasing sales of its branded premium infant formula products.  As one of China’s top domestic infant formula companies with a current market share of approximately 5%, the Company hopes to achieve a 10% market share by 2015 and continue to increase not only its sales, but also value for its shareholders.”

About Feihe International, Inc.
Feihe International, Inc. (NYSE: ADY) (formerly known as American Dairy, Inc.) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. Feihe International conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, Feihe International makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe International has over 200 company-owned milk collection stations, seven production facilities with an aggregate milk powder production capacity of approximately 1,950 tons per day and an extensive distribution network that reaches over 80,000 retail outlets throughout China. For more information about Feihe International, Inc., please visit http://ady.feihe.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, as amended, and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT
In the U.S.: ir@americandairyinc.com
In China:	May Shen, IR Manager
86-10-8457-4688 x8810
shenchunmei@americandairyinc.com